                                                                 Exhibit 10.07


                               EMC HOLDINGS, INC.

                  MANAGEMENT INCENTIVE STOCK OPTION AGREEMENT
   THIS AGREEMENT is entered into as of July 1, 1990, between EMC HOLDINGS, INC., a Delaware corporation (the "Company") and ______________, an officer or manager of the Company (the "Optionee").

                                   Recitals:
   WHEREAS, the Company has adopted and the shareholders have approved the Management Incentive Stock Option Plan, as amended from time to time (the "Plan");
   WHEREAS, the Company is willing to offer and grant certain options under the Plan to the Optionee under the terms and conditions set forth below; and
   WHEREAS, the Optionee is interested in accepting the stock options provided for in this Agreement and is willing to abide by the obligations imposed on him or her under this Agreement in consideration for those stock options.

                                  Provisions:
   NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and the Optionee hereby agree as follows:

   1. Acknowledgment of Optionee. The stock options to be granted under this Agreement are intended to provide to the Optionee an opportunity to purchase stock of the Company. The Optionee acknowledges that the stock options to be granted under this Agreement are being conferred upon the Optionee only because of and on the condition of the willingness of the Optionee to commit his or her best efforts and loyalty to the Company in the performance of his or her duties.
   2. Effect of the Plan. The stock options to be granted under this Agreement will be subject to all of the terms and conditions of the Plan, which are incorporated by reference and made a part of this Agreement. The Optionee will abide by, and all of the stock options granted to the Optionee will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee appointed pursuant to the Plan (the "Committee").
   3. Option Grant and Time for Exercise. Effective as of July 1, 1990, the Company grants to the Optionee under this Agreement the right and option to purchase up to an aggregate of 9,700 shares of the Class B Common Stock of the Company, par value $.0001 per share, at an exercise price of $1.27 per share.
   4. Vesting; Exercise of Options. The option rights of the Optionee will be exercisable for a three year period, beginning July 1, 1995 and ending on July 1, 1998 (the "Expiration Date"), provided that they have vested. Vesting will occur with respect to the number of shares and on the date set forth below; provided that the vesting requirements set forth in the following sentence (the "Vesting Requirements") are determined to have been satisfied, based upon the Company's audited financial statements or other information satisfactory to the Committee.

Number of Shares          Vesting Date
----------------          ------------
- The first 2,425 Shares:       July 1, 1991
      (25% of total grant)

- An additional 2,425 Shares:     July 1, 1992
      (25% of total grant)

- An additional 2,425 Shares:     July 1, 1993
      (25% of total grant)

- An additional 2,425 Shares:     July 1, 1994
      (25% of total grant)

Options will vest annually as provided in the foregoing sentence, provided that the sum of (i) seven times the Company's consolidated earnings before marketing expense capitalization, interest and taxes, before giving effect to charges resulting from (a) the amortization of the purchase price premium associated with the 1986 and 1989 recapitalizations of the Company; (b) contributions to the Company's Employee Stock Ownership Plan ("ESOP"); and (c) options granted under the Plan, or any similar plan adopted by the Company in the future; ("Adjusted EBIT") less (ii) the consolidated total interest bearing debt of the Company, including all current maturities, short-term interest bearing debt and capitalized leases, but with such debt being reduced by the amount of cash and equivalents

("Net Debt"), exceeds the following amounts at the close of the then most recent fiscal year:

        Fiscal Year 1991     $ 41 Million
        Fiscal Year 1992     $ 64 Million
        Fiscal Year 1993     $ 88 Million
        Fiscal Year 1994     $114 Million
        Fiscal Year 1995     $142 Million
        Fiscal Year 1996     $174 Million
        Fiscal year 1997     $200 Million
        Fiscal Year 1998     $217 Million
        Fiscal Year 1999     $234 Million

The sale or other disposition of any significant asset(s) will impact the above calculation because of the effect on Adjusted EBIT, Net Debt and other factors. The amounts described above will be appropriately revised upon any such sale or other disposition.
   In the event that the vesting requirements are not satisfied in any one year, the options that were not vested in that year will vest in the next subsequent or later years if the vesting requirements are met in the next subsequent or later years.
   Notwithstanding the foregoing, the date on which options granted under this
Agreement may be exercised:   (i) may be accelerated by the Committee, in its
sole discretion; and (ii) will be accelerated and all options will be immediately vested and exercisable in the event of a Public Distribution, (as defined below) or a Change in Control (as defined below), in which Public Distribution or Change in Control either:





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
       (a) Any of the Institutional Investors, as such term is defined in the Stockholders Agreement dated October 26, 1989, realize value on their shares in the Company in excess of the following amounts:

       05/01/90 - 07/31/90 $ 1.58 per share
       08/01/90 - 10/31/91 $ 1.69 per share
       11/01/90 - 01/31/91 $ 1.81 per share
       02/01/91 - 04/30/91 $ 1.93 per share
       05/01/91 - 07/31/91 $ 2.07 per share
       08/01/91 - 10/31/91 $ 2.21 per share
       11/01/91 - 01/31/92 $ 2.37 per share
       02/01/92 - 04/30/92 $ 2.54 per share
       05/01/92 - 07/31/92 $ 2.72 per share
       08/01/92 - 10/31/92 $ 2.91 per share
       11/01/92 - 01/31/93 $ 3.11 per share
       02/01/93 - 04/30/93 $ 3.33 per share
       05/01/93 - 07/31/93 $ 3.56 per share
       08/01/93 - 10/31/93 $ 3.81 per share
       11/01/93 - 01/31/94 $ 4.07 per share
       02/01/94 - 04/30/94 $ 4.36 per share
       05/01/94 - 07/31/94 $ 4.67 per share
       08/01/94 - 10/31/94 $ 4.99 per share
       11/01/94 - 01/31/95 $ 5.34 per share
       02/01/95 - 04/30/95 $ 5.72 per share
       05/01/95 - 07/31/95 $ 6.12 per share
       08/01/95 - 10/31/95 $ 6.54 per share
       11/01/95 - 01/31/96 $ 7.00 per share
       02/01/96 - 04/30/96 $ 7.49 per share
       05/01/96 - 07/31/96 $ 8.02 per share
       08/01/96 - 10/31/96 $ 8.58 per share
       11/01/96 - 01/31/97 $ 9.18 per share
       02/01/97 - 04/30/97 $ 9.82 per share
       05/01/97 - 07/31/97 $10.51 per share
       08/01/97 - 10/31/97 $11.24 per share
       11/01/97 - 01/31/98 $12.03 per share
       02/01/98 - 04/30/98 $12.87 per share
       05/01/98 - 07/31/98 $13.77 per share
       08/01/98 - 10/31/98 $14.74 per share
       11/01/98 - 01/31/99 $15.77 per share
       02/01/99 - 04/30/99 $16.87 per share
       05/01/99 - 07/31/99 $18.05 per share

     ; or


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
       (b) The Company's Adjusted EBIT less Net Debt equals or exceeds the amount set forth below in the fiscal year preceding the fiscal year in which such event-occurs:

      Fiscal Year 1991   $ 41 Million
      Fiscal Year 1992   $ 64 Million
      Fiscal Year 1993   $ 88 Million
      Fiscal Year 1994   $114 Million
      Fiscal Year 1995   $142 Million
      Fiscal Year 1996   $174 Million
      Fiscal Year 1997   $200 Million
      Fiscal Year 1998   $217 Million
      Fiscal Year 1999   $234 Million

     For the purposes of this Agreement, "Public Distribution" will mean a public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the "Act") at the conclusion of which (i) the Company is required to register shares of its common stock under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and (ii) at least 25% of the outstanding common stock of the Company shall have been sold to the public pursuant to one or more effective registration statements under the Act. For the purposes of this Agreement, "Change in Control" will mean a transaction or series of transactions at the conclusion of which any person, firm or entity, and its Affiliates (as such term is defined in the Exchange and Repurchase Agreements dated October 26, 1990), becomes the record or beneficial owner of, and/or obtains the right to purchase, more than 50% of the stock of the Company, or obtains the power to elect a majority of the Board of Directors of the Company; provided, however, that the issuance or transfer of shares, stock options and/or other contract rights to acquire shares to (a) the EMC Holdings, Inc. Employee Stock Ownership Plan or any other Employee Stock Ownership Plan hereinafter adopted ("ESOP") or (b) to one or more individuals who are employees of Holdings and hold options previously granted under this Plan will not be considered in determining whether a "Change of Control" has occurred at the time of such issuance or transfer unless the Compensation Committee of Holdings then determines (in its discretion) that it should be considered for that purpose.
   5.  Termination of Options.
       Any other provision of this plan to the contrary notwithstanding, in the event of a Change in Control, any Options which are not vested prior to or as a result of such event will automatically terminate and will thereafter not be exercisable.
   6.  Repurchase by Company.
       In the event of a Public Distribution or a Change of Control, any or all of the Options not terminated in accordance with Paragraph 5, above, and whether or not vested, may, at the option of the Board of Directors, be repurchased by the Company at a price and on the terms determined in good faith by the Board of Directors to be the fair market value of such options. In the absence of clear and convincing evidence to the contrary, the Board of Directors will be entitled, but will not be required, to rely upon the per share price which other shareholders (or a material group of them) are to receive for such shareholder's shares in connection with such Public Distribution or Change of Control as the fair market value of such shares and to determine that the fair market value of each option is equivalent to (i) such per share price received by such other shareholders, reduced by (ii) an amount equivalent to the exercise price on such Options (or, if such price is not payable immediately in cash, reduced to account for the exercise price as determined in good faith by the Board of Directors).

   7. Who May Exercise. During the Optionee's lifetime, the option rights may be exercised only by him or her. Neither this Agreement nor any right hereunder will be subject to attachment, execution or other similar process, or will be transferable or assignable, except only by will or by the laws of descent and distribution, and then only as provided in Paragraph 12 hereof.
   8. Manner of Exercise. The option rights may be exercised with respect to all or any lesser number of whole shares then vested and subject to such exercise (but only in accordance with the provisions of this Agreement and such rules as the Committee may adopt) by the delivery of written notice from the Optionee to the Company, accompanied by the full payment of the exercise price per share specified in Paragraph 3 above, in any one or more of the following
ways:   in cash, or by check, bank draft or money order.
       Upon compliance with all provisions of this Agreement, including, without limitation, the restrictions on resale set forth in Paragraph 12 of this Agreement, the Company will deliver to the Optionee a certificate for such shares with all requisite transfer stamps (if any) attached.
   9. Federal Income Tax Consequences of Exercise. Under current law, no federal income tax consequences will result upon receipt, or vesting, of an option. Under current law, upon exercise of an option acquired under the Plan, no federal income tax consequences generally will result unless the Optionee makes a valid election under section 83(b) ("83(b) Election") of the Internal Revenue Code of 1986, as amended, (the "Code") to recognize ordinary income, if any, in an amount equal to the difference between the fair market value of the stock acquired on the date of exercise of such option and the option price of such stock. A form that may be utilized to effect an 83(b) Election is attached to this Agreement as Exhibit A. The 83(b) Election is made by filing not later than thirty (30) days after the date the Optionee exercises such option rights one copy of the form attached as Exhibit A (i) with the Internal Revenue
Service Center where the Optionee files his or her federal income tax return and (ii) with the Company pursuant to the procedures prescribed in Paragraph 14 of this Agreement. In addition, one copy of such 83(b) Election form must be submitted with the Optionee's federal income tax return for the Optionee's taxable year in which such option was exercised. The ordinary income recognized as a result of the 83(b) Election will be treated as additional compensation to the Optionee subject to federal income and certain employment tax withholdings, which the Optionee must pay, as provided in Paragraph 15.
The Company will notify the Optionee of the amount and the manner of payment of such withholdings within a reasonable period after receipt of such Optionee's 83(b) Election.
     If the Optionee makes a valid 83(b) Election upon exercise of an option, subsequent appreciation (or depreciation) in the fair market value of the stock so acquired generally will be characterized as capital gain (or loss) and recognized for federal income tax purposes when the Optionee sells such stock. It is important to note, however, that the Tax Reform Act of 1986 repealed the deduction of 60% of net capital gain (defined as the excess of net long-term capital gain over net short-term capital loss) from a taxpayer's gross income for federal income tax purposes for taxable years beginning after December 31, 1986. As a result, all of a taxpayer's income, including net capital gain, will be taxed at ordinary income rates.
     If the stock so acquired is repurchased by the Company under Paragraph 12(b) of this Agreement, the Optionee will recognize either (i) a capital gain equal to the excess of the amount paid by the Company to repurchase such stock, over the fair market value on the date of exercise or (ii) a capital loss equal to the excess of the fair market value of such stock on the date of exercise, over the amount paid by the Company to the Optionee on the repurchase of such stock. A capital loss may only offset up to $3,000 of ordinary income of a taxpayer ($1,500 in the case of a married individual filing separately) in any one taxable year. Both net short-term capital losses and net long-term capital losses may be used to offset-up to $3,000 of a taxpayer's ordinary income.
     If the Optionee does not make a valid 83(b) Election with respect to such stock, no federal income tax consequences generally will occur until the restriction on resale prescribed with respect to such stock under Paragraph 12(a)(1)
hereof lapses, at which time the Optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the stock on the date such restriction lapses over the exercise price. The ordinary income, if any, recognized by the Optionee upon the lapse of such resale restriction will be treated as additional compensation to the Optionee subject to federal income and certain employment tax withholdings, which the Optionee must pay, as provided in Paragraph 15. The Company will notify the Optionee of the amount and the manner of payment of such withholdings within a reasonable period of time after the lapse of such resale restriction.
     The Optionee's federal income tax basis for stock acquired pursuant to the exercise of such option rights will be equal to the fair market value of such stock (i) on the date of exercise if a valid 83(b) Election is made, or (ii) on the date the resale restriction lapses. Upon the subsequent sale of stock so acquired after the expiration of the resale restriction noted above, the Optionee will determine gain or loss based on the difference between the amount realized by the Optionee and the Optionee's federal income tax basis.
     The foregoing general discussion of the possible federal income tax consequences of the exercise of option rights acquired under the Plan (i) is designed only to alert the Optionee to the various federal income tax alternatives which are available with respect to the exercise of such option rights and (ii) is based on the Code as amended through July 1, 1990. The

Code, as well as the Internal Revenue Service's interpretation of the Code, is subject to change. Further, the impact of various Code provisions may differ for the Optionee due to such Optionee's particular tax situation. Accordingly, the Optionee is urged to consult with his or her tax advisor regarding the federal income tax consequences of the exercise of option rights acquired under the Plan.

    10.  Restrictions on Exercise.  This option:
         (a)  may be exercised only with respect to whole shares;
         (b) may not be exercised in whole or in part if such exercise or the delivery of certificates representing shares purchased pursuant to this option would constitute a violation of any applicable federal or state statute or regulation; and
         (c) may not be exercised in whole or in part, and no certificates representing shares purchased pursuant to this option will be delivered, if any requisite approval of any governmental authority having jurisdiction over the exercise of such options or over the issuance of shares pursuant to such options has not been secured, and the Company covenants to use reasonable diligence to obtain all such requisite approvals or consents.
   11. Termination of Options. These options, and all rights hereunder, to the extent not previously exercised, will terminate immediately and may no longer be exercised if and when the Optionee ceases to be an employee of the Company or its subsidiaries, except that:
     (i) If his or her employment shall have been terminated involuntarily for any reason other than theft or dishonesty, the Optionee may at any time within a period of thirty (30) days after such termination exercise these options regardless of the extent that such options were exercisable by him or her on the date of the termination of his or her employment; provided, however, that an option may not be exercised after the Expiration Date specified in Paragraph 4 hereof.
     (ii) If the Optionee dies or becomes permanently disabled while in the employ of the Company or of any of its subsidiaries or retires after attainment of age 65, all options held by that Optionee on the date of his or her termination may be exercised at any time within ninety (90) days after that date, by the Optionee, the personal representative of the deceased Optionee or by the person or persons to whom the Optionee's rights under such options shall pass by will or by the applicable laws of descent and distribution, regardless of the extent that such options otherwise would have been exercisable on that date; provided, however that an option may not be exercised by any person after the Expiration Date specified in Paragraph 4 hereof.
             (iii) The Committee may grant further exceptions with respect to exercise of options upon termination of employment in other cases where it may be in, or not opposed to, the best interest of the Company to do so.
        12.  Restriction on Resale of Shares; Repurchase by the Company.
             (a)(1) The Optionee may not sell or otherwise transfer any share acquired pursuant to this option prior to the expiration of the repurchase period described in subparagraph (b) below.
             (a)(2) To enforce the restriction on resale set forth in Paragraph 12(a)(1) above, and during such time as said restriction may be in effect, the Company will have the right to (i) retain the certificate or certificates representing the shares acquired pursuant to this option or place them in the custody of its agent, (ii) place a restrictive legend on the certificate(s) representing such shares, and/or (iii) issue a stop transfer order to its stock transfer agent with respect to such shares.
             (b)(1) If the employment of the Optionee by the Company and/or its subsidiaries terminates for any reason and the Optionee has exercised or thereafter exercises any option granted to him or her under the Plan, then, in such event, the Company will have the option for a period of ninety (90) days following the termination of employment or exercise of such option, whichever may last occur, in its discretion, to repurchase any and all shares acquired by the Optionee pursuant to the exercise of options granted under this Plan at the price set forth in the following sentence. The value to be paid per Share by the Company under this Paragraph 12(b)(1) or under 12(b)(2), below will be the difference between (i)(A) so long as the Company has an ESOP and is required to obtain appraisals of its stock for the purposes of such ESOP, the most recent value of its common stock as determined by such appraisal; or
  (B) if there is no appraisal of the Company's stock which meets the requirements of this subparagraph, an amount equal to 7 times the Company's Adjusted EBIT minus the Net Debt of the Company for the then current or immediately preceding year, whichever is greater, divided by the number of shares (on a fully diluted basis) as of the end of such year less (ii) the exercise price per Share of the options. For the purposes of the foregoing calculation, the Preferred Stock of the Company (currently owned by the ESOP) will be treated either (i) as an addition to Net Debt in an amount obtained by multiplying the number of shares of

Preferred Stock outstanding times $100.00, in which event such shares will not be taken into account in determining the number of shares of stock outstanding; or (ii) as the number of shares of common stock of the Company into which such shares of Preferred Stock are convertible, in which event such shares will not be taken into account in determining Net Debt, whichever produces the lower value. The Company may exercise its option to repurchase such shares by delivery of written notice thereof to the Optionee within such ninety (90) day period, and a closing will be held within fifteen (15) days of delivery of such notice, on the date and at the time and place set forth in such notice.
     (b)(2) If the employment of the Optionee by the Company and/or its subsidiaries terminates and the Committee determines that such termination was as a result of death, disability, retirement after attainment of age 65 or termination by the Company or subsidiary without cause, then if such Optionee (or his or her personal representative) has exercised or thereafter exercises any option granted to him or her under this Plan, in that event the Optionee (or his or her personal representative) shall have the right, for a period of 90 days following the termination of employment or exercise of such option, whichever may last occur, to sell to the Company any and all Shares acquired by such Optionee pursuant to the exercise of options granted under this Plan at the price equal to, and under the procedure, set forth in subparagraph (b)(l) of this Paragraph 12.
     (c) The Optionee hereby irrevocably appoints the Secretary of the Company as his or her attorney-in-fact, with full power of substitution, to endorse over to the Company on behalf of the Optionee the certificate(s) representing the shares subject to the Company's repurchase option set forth above.
     (d) The Company may grant waivers of the restriction imposed by this Paragraph 12 in such cases as it may deem to be in, or not opposed to, the best interest of the Company.
     (e)  Notwithstanding the foregoing, the rights granted by subparagraphs
   (b)(l) and (b)(2) shall terminate upon a Public Distribution (as defined in Paragraph 4) which results in the common stock of the Company being freely tradeable in a public market. The Committee shall determine if such stock is so freely tradeable and will notify the Optionee.
     (f) During such time as the restriction on resale contained in Paragraph 12(a)(1) may be in effect, the Optionee will be entitled to enjoy all rights and privileges otherwise granted to a shareholder of the Company relating to the shares subject to such restriction including, but not limited to the right to vote and to receive dividends with respect to such shares.
   13. Adjustments Upon Changes in Stock. In the event of a change in the Company's capital stock structure, the adjustments provided for in Paragraph 15 of the Plan will be made.
   14. Notices. All notices to the Company must be in writing, addressed and delivered or mailed to EMC Holdings, Inc., 300 Sixth Avenue, Pittsburgh,
Pennsylvania 15222, Attention:   Treasurer, and all notices to the Optionee
must be in writing addressed and delivered or mailed to him or her at the address shown on the records of the Company.
   15. Withholding. Upon notification by the Company of the amount of any withholding liability arising as a result of this Agreement or the Plan with regard to the Optionee, the Optionee hereby agrees (i) to remit to the Company within the time period specified by the Company an amount equal to any taxes required to be withheld by the Company under federal, state or local law with regard to the Optionee, or (ii) that the Company is authorized to withhold in accordance with applicable law from any wages, salary, bonus or other compensation payable to the Optionee any taxes required to be withheld by the Company under federal, state or local law with regard to the Optionee, as the Company, in its sole discretion, chooses.
   16. Governing Law. This Agreement will be governed under the laws of the Commonwealth of Pennsylvania.

   17. Time of the Essence. For the purposes of this Agreement, time is of the essence.
   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


ATTEST:                                    EMC HOLDINGS, INC.


---------------------------                ----------------------------
Secretary                                  Vice President and Treasurer


WITNESS:                                   EMC HOLDINGS, INC. COMPENSATION
                                           COMMITTEE


                                           By
---------------------------                   -------------------------
                                              Chairman


WITNESS:                                   OPTIONEE


___________________________                ____________________________
                                           Signature

                                   Exhibit A


                                        (Election form must be filed not later
                                        than 30 days after the date of exercise
                                        of an option granted under the
                                        Management Incentive Stock Option Plan
                                        and a copy must be attached to the
                                        Optionee's next federal income tax
                                        return.)


                        ELECTION UNDER SECTION 83(b) OF
                           THE INTERNAL REVENUE CODE


                 ____________________________, the undersigned taxpayer, hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated under Section 83(b):

                 1. The name, address and taxpayer identification number of the undersigned is:


                 2. Description of the property with respect to which the election is being made:

                                  This election relates to ____ shares of Class B common stock of EMC Holdings, Inc. (the "Company").

                 3. The date or dates on which the property was transferred and the taxable year for which such election was made:

                                  The stock was transferred to the taxpayer on
                                  ____________ pursuant to the exercise of
                                  nonqualified stock options granted to the
                                  taxpayer by the Company, and this election is being made with respect to the calendar year
                                  ____________.

                 4. The restriction or restrictions to which the stock was subject:

                 The Management Incentive Stock Option Agreement (the "Agreement") entered into by and between the Company and the taxpayer provides that stock acquired pursuant to the exercise of options granted under the Agreement is subject to the restriction that stock may not be sold or otherwise transferred prior to the expiration of ninety days after the later of (i) the last exercise of options or (ii) termination of employment.

5. The fair market value of the stock at the time of the exercise of the nonqualified stock options determined without regard to any lapse restrictions was _______ per share.

6.  The amount paid by the taxpayer for such stock was _____ per share.

7.  Copies of this election have been made available to the Company.


----------------------                     ----------------------------
Date                                               (Electing Taxpayer)

                    SCHEDULE
                       TO
                EMC STOCK OPTIONS
              as of January 29, 1996


Date Granted                           TOTAL GRANTED
Exercise Price

Barber, R.M.                              41,700
Covaleskie, F.T.                           2,000
Cypher, R.A.                              76,600
DeCoursey, P.T.                          150,000
Drucker, M.L.                            291,522
Gioella, R.P.                             15,000
Gregg, S.R.                               10,000
Griffith, H.R.                            14,100
Grysiak, G.C.                              5,600
Hauser, T.M.                              10,000
Hodges, M.C.                              54,000
Josephs, N.W.                              2,000
Keriotis, L.A.                             2,675
Lafferty, D.J.                             5,000
Lewis, W.W.                                2,000
Maki, M.B.                                 2,000
McDonough, J.C.                            2,675
McDowell, R.T.                            69,262
Mazur, W.J.                               12,000
Nelson, J.E.                              21,000
O'Day, D.K.                               10,600
Pauldine, D.J.                            71,000
Peterson, R.P.                            41,700
Pry, G.L.                                 24,700
Scott, D.C.                                2,675
Steinberg, F.W.                           33,100
Stroede, T.L.                             13,600
Sutton, K.E.                               8,000
Termnick, N.G.                            15,000
Wahler, J.R.                               2,675
VanDyke, S.M.                             41,000
                                       ---------
TOTAL:                                 1,076,284